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                                                                 Exhibit 99.2

                            INSTRUCTIONS AS TO USE OF
                  I-LINK INCORPORATED SUBSCRIPTION CERTIFICATES

                  CONSULT I-LINK INCORPORATED, THE SUBSCRIPTION
                 AGENT, YOUR BANK OR BROKER AS TO ANY QUESTIONS


         The following instructions related to a rights offering (the "Rights Offering") by I-Link Incorporated, a Florida corporation (the "Company"), to the holders of its eligible outstanding securities ("Securities"), as described in the Company's prospectus dated [_________], 1999, as such prospectus may be amended and/or updated prior to the Expiration Date (as defined below; such prospectus, as so amended and/or updated, being the "Prospectus"). Holders of record of Securities at the close of business on May 11, 1999 (the "Record Date"), are receiving one non-transferable subscription right (individually, a "Right" and collectively, the "Rights") for each 1,589 shares of Common Stock or Common Stock equivalents held by them of record on the Record Date. An aggregate of 20,000 Rights exercisable to purchase an aggregate of 20,000 shares of Series N Preferred Stock (the "Underlying Shares") are being distributed in connection with the Rights Offering. Each Right entitles its holder (a "Holder") to purchase one Underlying Share (the "Basic Subscription Privilege") at one thousand dollars ($1,000.00) per share (the "Exercise Price").

         In addition, subject to the allocation described below, each Right entitles its Holder to subscribe at the Exercise Price for Underlying Shares after satisfaction of all subscriptions made pursuant to the Basic Subscription Privilege (the "Oversubscription Privilege," collectively, with the Basic Subscription Privilege, the "Subscription Privileges"), provided that all of the Rights of such Holder have been fully exercised with respect to such Holder's Basic Subscription Privilege. The Company and American Stock Transfer & Trust Company, as subscription agent (the "Subscription Agent"), will endeavor to ensure that Holders fully exercise their Basic Subscription Privileges before subscribing for and acquiring Underlying Shares pursuant to their Oversubscription Privileges, but such compliance cannot be guaranteed. Underlying Shares will be available for purchase pursuant to the Oversubscription Privilege only to the extent that all the Underlying Shares are not subscribed for through the exercise of the Basic Subscription Privilege by the Expiration Date (the "Excess Shares"). If the Excess Shares so available are not sufficient to satisfy all subscriptions pursuant to the Oversubscription Privilege, the Excess Shares will be allocated pro-rata among the Holders who exercise the Oversubscription Privilege in proportion, NOT to the number of shares requested pursuant to the Oversubscription Privilege, but to the number of shares they have subscribed for pursuant to the Basic Subscription Privilege; provided, however, that if such pro-rata allocation results in any Holder being allocated a greater number of Excess Shares than such Holder subscribed for pursuant to the exercise of such Holder's Oversubscription Privilege, then such Holder will be allocated only such number of Excess Shares as such Holder subscribed for and the remaining Excess Shares will be allocated among all other



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Holders exercising their Oversubscription Privileges. See "The Rights
Offering" in the Prospectus.

         The Rights will expire at 5:00 p.m., New York time, on July 23, 1999 (the "Expiration Date").

         The number of Rights to which you are entitled is printed on the face of your subscription certificate (the "Subscription Certificate"). You should indicate your wishes with regard to the exercise or sale of your Rights by completing the appropriate form or forms on your Subscription Certificate and returning the certificate to the Subscription Agent in the envelope provided.

         YOUR SUBSCRIPTION CERTIFICATE MUST BE RECEIVED BY THE SUBSCRIPTION AGNET, OR GUARANTEED DELIVERY REQUIREMENTS WITH RESPECT TO YOUR SUBSCRIPTION CERTIFICATES MUST BE COMPLIED WITH, AND PAYMENT OF THE EXERCISE PRICE INCLUDING FINAL CLEARANCE OF ANY CHECKS, MUST BE RECEIVED BY THE SUBSCRIPTION AGENT, ON OR BEFORE 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE (EXCEPT IN THE CASE OF AN APPROVED PAYMENT METHOD). YOU MAY NOT REVOKE ANY EXERCISE OF A RIGHT.

1.       SUBSCRIPTION PRIVILEGES; EXERCISE.

         To exercise Rights, complete the reverse side of your Subscription Certificate and send your properly completed and executed Subscription Certificate, together with payment in full of the Exercise Price for all Underlying Shares subscribed for pursuant to the Subscription Privileges, to the Subscription Agent. Payment of the Exercise Price must be made (a) in U.S. dollars for the full number of Underlying Shares being subscribed for by check or bank draft drawn upon a U.S. bank or postal money order payable to American Stock Transfer and Trust Company, as Subscription Agent; (b) by wire transfer of same day funds to the account maintained by the Subscription Agent for such purpose at [_________________, Account No. ___________; ABA No. _________]; or (c) in such other manner as the Company may approve in writing in the case of persons acquiring Underlying Shares at an aggregate Exercise Price of $500,000 or more; provided that, in the case of clause (c), in any event, the full amount of such Exercise Price is received by the Subscription Agent in currently available funds by no later than the third
(3rd) Nasdaq SmallCap Market trading day following the Expiration Date (the payment method under (c) being an "Approved Payment Method"). Payment of the Exercise Price will be deemed to have been received by the Subscription Agent only upon the clearance of any uncertified check, the receipt by the Subscription Agent of any certified check or bank draft drawn upon a U.S. bank or any postal money order, the receipt of good funds in the Subscription Agent's account designated above or receipt of funds by the Subscription Agent through an Approved Payment Method. If paying by uncertified personal check, please note that the funds paid thereby may take at least five (5) business days to clear. Accordingly, Holders who wish to pay the Exercise Price by means of uncertified personal check are urged to make payment sufficiently in advance of the Expiration Date to ensure that

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such payment is received and cleared by such date and are urged to consider payment by means of a certified or cashier's check, money order or wire transfer of funds. You may make arrangements for the delivery of funds on your behalf and request a bank or broker to exercise the Subscription Certificate on your behalf. Alternatively, you may cause a written guarantee substantially in the form attached to these instructions (the "Notice of Guaranteed Delivery") from an "Eligible Institution" within the meaning of Rule 17Ad-15 under the Securities Act of 1934, to be received by the Subscription Agent at or prior to the Expiration Date together with payment in full of the applicable Exercise Price. Such Notice of Guaranteed Delivery must state your name, the number of Rights represented by your Subscription Certificate, the number of Underlying Shares being subscribed for pursuant to the Basic Subscription Privilege, the number of Underlying Shares, if any, being subscribed for pursuant to the Oversubscription Privilege and will guarantee the delivery to the Subscription Agent of your properly completed and executed Subscription Certificates within three (3) Nasdaq SmallCap Market trading days following the date of the Notice of Guaranteed Delivery. If this procedure is followed, your Subscription Certificates must be received by the Subscription Agent within three (3) Nasdaq SmallCap Market trading days of the Notice of Guaranteed Delivery. Additional copies of the Notice of Guaranteed Delivery may be obtained upon request from the Subscription Agent at the address, or by calling the telephone number, indicated below.

         Bankers, brokers and other nominee holders of Rights who exercise Rights on behalf of beneficial owners of Rights will be required to certify to the Subscription Agent and the Company, as a condition of their exercise of such Rights on behalf of such beneficial owners, as to: (1) the names of the beneficial owners on whose behalf they are acting; (2) the nominee holder's authority to so act; (3) the aggregate number of Rights to be exercise on behalf of each beneficial owner; and (4) the number of Underlying Shares that are being subscribed for pursuant to the Subscription Privileges of each beneficial owner of Rights on whose behalf such nominee holder is acting.

         If more Underlying Shares are subscribed for pursuant to the Oversubscription Privileges than are available for sale, Underlying Shares will be allocated, as described above, among persons exercising the Oversubscription Privilege in proportion to such persons' exercise of Rights pursuant to the Basic Subscription Privilege.

         The address, telephone and telecopier numbers of the Subscription Agent are as follows:

                  American Stock Transfer & Trust Company
                  40 Wall Street
                  New York, NY 10005
                  Telephone:  (718) 921-8200
                  Telecopier:  (712) 234-5001

         If you exercise less than all of the Rights evidenced by your Subscription Certificate by so indicated in Section 1 of your Subscription Certificate, the Subscription Agent will issue to you a new Subscription Certificate evidencing the unexercised Rights. If you choose to have a

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new Subscription Certificate sent to you, however, you may not receive any such new Subscription Certificate in sufficient time to permit you to exercise the Rights evidenced thereby.

         If the number of Underlying Shares being subscribed for pursuant to the Basic Subscription Privilege is not specified, you will be deemed to have exercised such Basic Subscription Privilege with respect to the maximum whole number of Shares that may be acquired for the Exercise Price payment delivered after allowances for the Exercise Price of any specified Underlying Shares. If the number of Underlying Shares being subscribed for is not specified, or full payment of the Exercise Price for the indicated number of Rights that are being exercised is not forwarded or if the payment delivered exceeds the required Exercise Price, the payment will be applied, until depleted, to subscribe for Underlying Shares in the following order: (1) to subscribe for the number of Underlying Shares indicated, if any, pursuant to the Basic Subscription Privilege; (2) to subscribe for Underlying Shares until the Basic Subscription Privilege has been fully exercised with respect to all of the Rights represented by your Subscription Certificate; and (3) to subscribe for additional Underlying Shares pursuant to the Oversubscription Privilege (subject to any applicable proration).

2.       DELIVERY OF STOCK CERTIFICATES, ETC.

         The following deliveries and payments will be made to the address shown on the face of your Subscription Certificate:

         (A) BASIC SUBSCRIPTION PRIVILEGE. As soon as practical after the Expiration Date, the Subscription Agent will mail to each Holder who validly exercises the Basic Subscription Privilege certificates representing shares of Series N Preferred Stock purchased pursuant to the Basic Subscription Privilege.

         (B) OVERSUBSCRIPTION PRIVILEGE. As soon as practical after the Expiration Date, the Subscription Agent will mail to each Holder who validly exercises the Oversubscription Privilege a certificate representing the number of shares of Series N Preferred Stock allocated to such Holder pursuant to the Oversubscription Privilege.

         (C) CASH PAYMENTS. As soon as practical after the Expiration Date, the Subscription Agent will mail to each Holder who exercises the Oversubscription Privilege, without interest, any excess funds received in payment of the Exercise Price for Underlying Shares that are subscribed for by such Holder but not allocated to such Holder pursuant to the Oversubscription Privilege.

3.       EXECUTION.

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         (A) EXECUTION BY REGISTERED HOLDER. The signature on the
Subscription Certificate must correspond with the name of the registered Holder exactly as it appears on the face of the Subscription Certificate without any alteration or change whatsoever. Persons who sign the Subscription Certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the Subscription Agent in its sole and absolute discretion, must certify to the Subscription Agent and the Company as to their authority to so act.

         (B) EXECUTION BY PERSON OTHER THAN REGISTERED HOLDER. If the Subscription Certificate is executed by a person other than the Holder named on the face of the Subscription Certificate, proper evidence of authority of the person executing the Subscription Certificate must accompany the same unless, for good cause, the Subscription Agent dispenses with proof of authority.

4.       METHOD OF DELIVERY.

         The method of delivery of Subscription Certificates and payment of the Exercise Price to the Subscription Agent will be at the election and risk of the Holder, but, if sent by mail, it is recommended that they be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the Subscription Agent and the clearance of any checks sent in payment of the Exercise Price prior to 5:00 p.m., New York City time, on the Expiration Date.


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